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                                                                     EXHIBIT 5.1


                                 August 26, 2005








Simmons Company
One Concourse Parkway, Suite 800
Atlanta, GA 30328

Ladies and Gentlemen:

                  We have acted as counsel to Simmons Company, a Delaware corporation (the "COMPANY"), in connection with the preparation and filing with the Securities and Exchange Commission of the Company's Registration Statement on Form S-4, Registration No. 333-124138 (as amended, the "REGISTRATION STATEMENT"), under the Securities Act of 1933, as amended, relating to $269,000,000 principal amount at maturity of the Company's 10% Senior Discount Notes due 2014 (the "EXCHANGE NOTES") to be issued in exchange for $269,000,000 principal amount at maturity of the Company's outstanding 10% Senior Discount Notes due 2014 (the "EXISTING NOTES").

                  In so acting, we have examined originals or copies (certified or otherwise identified to our satisfaction) of the Registration Statement, the Indenture, dated as of December 15, 2004, between the Company and Wells Fargo Bank, National Association, as trustee (the "TRUSTEE"), pursuant to which the Exchange Notes will be issued (the "INDENTURE"), the form of the Exchange Notes attached as an exhibit to the Indenture, and such corporate records, agreements, documents and other instruments, and such certificates or comparable documents of public officials and of officers and representatives of the Company, and have made such inquiries of such officers and representatives, as we have deemed relevant and necessary as a basis for the opinions hereinafter set forth.

                  In such examination, we have assumed the genuineness of all signatures, the legal capacity of all natural persons, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies and the authenticity of the originals of such latter documents. As to all questions of fact material to these opinions that have not been independently established, we have relied upon certificates or comparable documents of officers and representatives of the Company. We have assumed that the Exchange Notes will be executed and delivered in the form examined by us.


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                  Based on the foregoing, and subject to the qualifications
stated herein, we are of the opinion that:

                  The execution, delivery and performance of the Exchange Notes by the Company have been duly authorized by all necessary corporate action on the part of the Company and, when duly and validly executed by the Company, authenticated by the Trustee and delivered in accordance with the terms of the Indenture and as contemplated by the Registration Statement, will constitute the legal, valid and binding obligations of the Company, enforceable against the Company in accordance with their terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar laws affecting creditors' rights and remedies generally, and subject, as to enforceability, to general principles of equity, including principles of commercial reasonableness, good faith and fair dealing (regardless of whether enforcement is sought in a proceeding at law or in equity).

                  The opinions expressed herein are limited to the laws of the State of New York and the corporate laws of the State of Delaware, and we express no opinion as to the effect on the matters covered by this letter of the laws of any other jurisdiction.

                  We hereby consent to the use of this letter as an exhibit to the Registration Statement and to any and all references to our firm in the Prospectus which is a part of the Registration Statement.


                                               Very truly yours,


                                               /s/ Weil, Gotshal & Manges LLP